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Ford Edge Achieves Record May Sales, Ford Mustang
Best May Since 2007, Ford Vans Post Best May Since 1978

•	All-new Ford Edge has May sales record; 2016 Ford Explorer sales strong in first month

•	F-150 sets record average transaction prices in May

•	Transit van posts best monthly sales results since launch last June, driving overall Ford commercial van sales to its highest May levels since 1978

•	Mustang has best May and year-to-date sales results since 2007

•	Lincoln retail sales increase 10 percent, marking best May in eight years

•	Ford Motor Company U.S. sales of 250,813 vehicles decline 1 percent versus last year

DEARBORN, Mich., June 2, 2015 – Ford Motor Company’s total U.S. sales of 250,813 vehicles for May declined 1 percent from a year ago. Retail sales of 171,535 vehicles decline 2 percent. Fleet sales of 79,278 vehicles are flat.

Sales of the all-new Ford Edge established a May sales record, with sales up 34 percent and turning in just 13 days on dealer lots. The 2016 Explorer went on sale in May, and retail sales increased 24 percent. Explorer is America’s best-selling mid-size utility with its best May retail sales results since 2004.

“We continue to see strong consumer demand for our newest products, including Edge, F-150, Mustang, Transit Vans and Lincoln MKC,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Our all-new F-150 is still turning on dealer lots in 26 days against tight supply, and F-150 average transaction prices set a record in May, as customers continued buying a rich mix of high-series pickups.”

F-Series, America’s best-selling truck, had sales of 61,870 pickups on tight supply, as the second F-150 facility – Kansas City Assembly Plant – ramps up to full line speed this quarter. Inventory continues building as the plant comes fully on-line.

Transit vans helped deliver Ford’s best May performance for commercial vans since 1978, with 20,655 total commercial vans sold last month.

Mustang sales increased 39 percent in May, with 13,616 cars sold. Year-to-date, Mustang sales are up 55 percent, with a 116 percent increase in southern California, America’s largest sports car market. The 2.3-liter EcoBoost® V6 engine is now that market’s best-selling Mustang engine.

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Lincoln retail sales were up 10 percent, with 8,152 vehicles sold in May. Lincoln MKC sales totaled 2,289 vehicles, while Lincoln Navigator sales increased 50 percent, with 1,046 vehicles sold.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 194,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.